Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Second Quarter 2014 Results

Board Declares Third Quarter Dividend on Common Shares of $0.20

Highlights

•	Lease rental including finance lease revenues of $187.1 million, and Adjusted EBITDA[1] of $211.7 million

•	Net income of $3.1 million, or $0.04 per diluted common share

•	Adjusted net income[1] of $47.7 million, or $0.59 per diluted common share

•	Invested $916 million year-to-date in 2014; approximately $490 million in additional investment commitments outstanding

•	Sold 17 aircraft and designated for sale two 747-400 freighters; net pre-tax contribution of $8.2 million

•	Refinanced $450 million of 9.75% senior notes due in 2018, with 5.125% notes due in 2021

•	Fleet utilization of almost 100% with an aircraft portfolio yield of 13.1% and net cash interest margin of 9.7%

•	33rd consecutive dividend declared by Aircastle’s Board of Directors

Stamford, CT. July 31, 2014 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter 2014 net income of $3.1 million, or $0.04 per diluted common share, and adjusted net income of $47.7 million, or $0.59 per diluted common share. The second quarter results included lease rental and finance lease revenues of $187.1 million versus $162.0 million in the second quarter of 2013.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated, “Our second quarter 2014 results were strong as we reported 16% lease rental revenue growth versus last year. Our net interest margin was 9.7%, which was among the highest in the industry, and represented 23% year-over-year growth in dollar terms. So far in 2014, Aircastle continued to meet our high yield and profitability targets, completing $916 million of accretive investments, committing an additional $490 million to aircraft acquisitions and pursuing new opportunities. We also sold 17 aircraft and designated for sale two freighters for net pre-tax income of $8.2 million while improving the overall quality of our portfolio.

1.	Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers.

Mr. Wainshal continued, “As a flexible and value-oriented aircraft investor, Aircastle is focused on generating stable cash flow, efficiently allocating capital between investments and returning capital to shareholders at appropriate stages of the market cycle. In addition to opportunistically repurchasing shares, we have provided a regular return of capital to shareholders in the form of dividends for 33 consecutive quarters, including significant dividend growth over the past three years.”

Aircastle’s CFO, Mike Inglese, added, “We’ve made great strides improving our capital structure, enhancing the Company’s competitive position. In that regard, we are particularly pleased to have lowered our cost of capital by replacing 9.75% coupon debt with new, longer term 5.125% notes, reducing interest expense by approximately $21 million per annum and further supporting cash flow generation for years to come.”

Second Quarter Results

For the second quarter of 2014, operating and finance lease revenues were $187.1 million, up $25.1 million, or 15% year over year, due primarily to the impact of aircraft acquisitions of $51.2 million, partially offset by lower revenues due to aircraft dispositions of $20.3 million and from the effect of lease extensions, transitions and terminations totaling $5.6 million.

Total revenues for the second quarter were $226.1 million, an increase of $55.8 million, or 33% above the previous year, reflecting higher operating and finance lease revenue of $25.1 million, as discussed above, and higher maintenance revenues of $23.0 million and lower amortization of net lease discounts and incentives in the quarter, both of which were driven by several end of lease sales.

Adjusted EBITDA for the second quarter was $211.7 million, up $28.2 million, or 15% from the second quarter of 2013. The increase was primarily driven by higher lease rental and finance lease revenue of $25.1 million and higher maintenance revenue of $23.0 million, partially offset by lower net gain on the sale of flight equipment of $20.4 million. The second quarter of 2013 included a $23.6 million gain from the sale of three A330-200 freighter aircraft.

Net income for the second quarter was $3.1 million, down $29.7 million. The decrease was primarily due to bond redemption expenses of $36.6 million associated with refinancing $450 million of 9.75% senior unsecured notes due in 2018. Proceeds from the sale of 5.125% senior unsecured notes due in 2021 were used to repay the higher cost notes and will result in future interest expense savings. Lower net gains from the sale of aircraft of $20.4 million and higher aircraft impairment charges of $28.3 million were partially offset by higher total revenues of $55.8 million.

Adjusted net income for the quarter was $47.7 million, up $1.7 million year over year, and reflects higher total revenues of $55.8 million, lower maintenance expenses of $3.5 million and higher joint venture earnings of $0.5 million. Partially offsetting these improvements were lower gain on sale of $20.4 million, higher aircraft impairment charges of $28.3 million, higher depreciation of $3.7 million, higher taxes of $2.8 million, and lower other income of $2.9 million.

Aviation Assets

During the first half of the year, we acquired 11 aircraft and two engines for $915.9 million. Seven aircraft which were less than five years old accounted for $818.9 million of this total. As of June 30, 2014, we also had commitments to acquire seven additional aircraft for approximately $490 million. We expect to acquire three of these aircraft for approximately $117 million during the third quarter of 2014. The four other aircraft are Boeing 777-300ERs to be purchased from and leased back to LATAM once the existing financings are repaid. We now expect this transaction to be completed during the first half of 2015.

During the first half of the year, we sold 23 aircraft, including four freighter and eleven older aircraft, for $246.0 million and repaid $20.2 million in associated debt. Of these, 17 aircraft were sold during the second quarter. In addition to these completed sales, we also disposed of one Boeing 747-400 converted freighter early in July and designated two other 747-400 converted freighter aircraft that we intend to sell by the end of this year.

As of June 30, 2014, Aircastle owned 148 aircraft having a net book value of $5.7 billion.

	Owned Aircraft as of June 30, 2013(1)	Owned Aircraft as of June 30, 2014(1)
Flight Equipment Held for Lease ($ mils.)	$4,779	$5,651
Unencumbered Flight Equipment ($ mils.)	$2,346	$3,187
Number of Aircraft(2)	158	148
Number of Unencumbered Aircraft	76	91
Passenger Aircraft (% of NBV)	77%	84%
Freighter Aircraft (% of NBV)	23%	16%
Weighted Average Fleet Age – Combined (years)(3)	10.8	8.6
Weighted Average Remaining Combined Lease Term (years)(4)	4.7	4.9
Weighted Average Fleet Utilization for the three months ended(5)	98%	100%
Portfolio Yield for the three months ended(6)	13.4%	13.1%
Net Cash Interest Margin(7)	9.3%	9.7%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	At June 30, 2014 excludes two aircraft classified as assets held for sale
(3)	Weighted average age by net book value.
(4)	Weighted average remaining lease term by net book value.
(5)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(6)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period; quarterly information is annualized.
(7)	Net Cash Interest Margin = Lease rental yield minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Update

In late March 2014, we issued $500 million of 5.125% senior unsecured notes due in 2021. On April 25, 2014, we used the proceeds from this issue to redeem $450 million of 9.75% senior unsecured notes that were due in 2018. In connection with the redemption of the 9.75% notes, we recorded a $36.6 million debt extinguishment expense, which included a $32.8 million call premium that was paid to the holders of the notes on April 25, 2014.

Common Dividend and Share Repurchases

On July 28, 2014, Aircastle’s Board of Directors declared a third quarter 2014 cash dividend on its common shares of $0.20 per share, payable on September 12, 2014 to shareholders of record on August 29, 2014.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, July 31, 2014 at 10:00AM Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 397-5352 (from within the U.S. and Canada) or (719) 325-2393 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “1022002”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release, an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00PM Eastern time on Saturday, August 30, 2014 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1022002”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2014, Aircastle’s aircraft portfolio consisted of 148 aircraft on lease with 63 customers located in 37 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle’s expectations include, but are not limited to, capital markets disruption or volatility which could adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; government fiscal or tax policies, general economic and business conditions or other factors affecting demand for aircraft or aircraft values and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases and other risks detailed from time to time in Aircastle’s filings with the SEC, including as previously disclosed in Aircastle’s 2013 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2013	June 30, 2014
		(Unaudited)
ASSETS
Cash and cash equivalents	$654,613	$187,532
Accounts receivable	2,825	6,041
Restricted cash and cash equivalents	122,773	101,358
Restricted liquidity facility collateral	107,000	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,430,325 and $1,407,022	5,044,410	5,577,966
Net investment in finance leases	145,173	72,600
Unconsolidated equity method investment	21,123	21,838
Other assets	153,976	179,232

Total assets	$6,251,893	$6,211,567

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings (including borrowings of ACS Ireland VIEs of $152,545 and $85,478, respectively)	$1,586,835	$1,552,493
Borrowings from unsecured financings	2,150,527	2,200,000
Accounts payable, accrued expenses and other liabilities	111,661	131,675
Lease rentals received in advance	49,235	52,215
Liquidity facility	107,000	65,000
Security deposits	118,804	130,611
Maintenance payments	442,432	433,703
Fair value of derivative liabilities	39,992	4,757

Total liabilities	4,606,486	4,570,454

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—

Common shares, $.01 par value, 250,000,000 shares authorized, 80,806,975 shares issued and outstanding at December 31, 2013; and 81,007,388 shares issued and outstanding at June 30, 2014	808	810
Additional paid-in capital	1,562,106	1,562,736
Retained earnings	158,398	134,909
Accumulated other comprehensive loss	(75,905)	(57,342)

Total shareholders’ equity	1,645,407	1,641,113

Total liabilities and shareholders’ equity	$6,251,893	$6,211,567

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Revenues:
Lease rental revenue	$157,918	$183,231	$314,508	$357,566
Finance lease revenue	4,114	3,897	7,998	7,884
Amortization of lease premiums, discounts and lease incentives	(8,709)	414	(15,790)	(6,177)

Maintenance revenue (including contra maintenance revenue of $0 and $0 for the three months ended and $0 and $16,382 for the six months ended June 30, 2013 and 2014, respectively)	13,185	36,182	30,051	39,224

Total lease revenue	166,508	223,724	336,767	398,497
Other revenue	3,870	2,422	9,800	4,252

Total revenues	170,378	226,146	346,567	402,749

Operating expenses:
Depreciation	72,079	75,784	141,979	149,711
Interest, net	66,656	60,494	125,808	124,757

Selling, general and administrative (including non-cash share based payment expense of $1,053 and $1,228 for the three months ended and $1,864 and $2,218 for the six months ended June 30, 2013 and 2014, respectively)	13,182	14,057	26,467	28,001
Impairment of Aircraft	—	28,306	6,199	46,569
Maintenance and other costs	6,138	2,646	9,550	4,509

Total expenses	158,055	181,287	310,003	353,547

Other income (expense):
Gain on sale of flight equipment	21,317	884	22,509	1,994
Loss on extinguishment of debt	—	(36,570)	—	(36,570)
Other	2,946	—	4,161	757

Total other income (expense)	24,263	(35,686)	26,670	(33,819)

Income from continuing operations before income taxes	36,586	9,173	63,234	15,383
Income tax provision	3,732	6,558	7,316	7,441
Earnings of unconsolidated equity method investment, net of tax	—	521	—	971

Net income	$32,854	$3,136	$55,918	$8,913

Earnings per common share — Basic:
Net income per share	$0.48	$0.04	$0.82	$0.11

Earnings per common share — Diluted:
Net income per share	$0.48	$0.04	$0.82	$0.11

Dividends declared per share	$0.165	$0.200	$0.330	$0.400

Aircastle Limited and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Net income	$32,854	$3,136	$55,918	$8,913

Other comprehensive income, net of tax:
Net change in fair value of derivatives, net of tax expense of $193 and $0 for the three months ended and $311 and $804 for the six months ended June 30, 2013 and 2014, respectively	8,127	12	11,953	382
Net derivative loss reclassified into earnings	9,711	8,854	17,985	18,181

Other comprehensive income	17,838	8,866	29,938	18,563

Total comprehensive income	$50,692	$12,002	$85,856	$27,476

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2014
Cash flows from operating activities:
Net income	$55,918	$8,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	141,979	149,711
Amortization of deferred financing costs	8,781	6,987
Amortization of net lease discounts and lease incentives	15,790	6,177
Deferred income taxes	3,237	3,999
Non-cash share based payment expense	1,864	2,218
Cash flow hedges reclassified into earnings	17,985	18,181
Security deposits and maintenance payments included in earnings	(25,538)	(40,006)
Gain on sale of flight equipment	(22,509)	(1,994)
Loss on extinguishment of debt	—	36,570
Impairment of aircraft	6,199	46,569
Other	(3,817)	(91)
Changes in certain assets and liabilities:
Accounts receivable	(410)	(3,619)
Other assets	4,834	(1,914)
Accounts payable, accrued expenses and other liabilities	(3,824)	(20,438)
Lease rentals received in advance	(7,050)	2,742

Net cash provided by operating activities	193,439	214,005

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(331,067)	(834,467)
Proceeds from sale of flight equipment	253,909	246,037
Restricted cash and cash equivalents related to sale of flight equipment	—	7,600
Aircraft purchase deposits and progress payments	(1,869)	(3,785)
Net investment in finance leases	(11,605)	(14,258)
Collections on finance leases	4,052	6,219
Unconsolidated equity method investment and associated costs	—	(159)
Distributions from unconsolidated equity method investment in excess of earnings	—	651
Principal repayments on debt investment	42,001	—
Other	(829)	(405)

Net cash used in investing activities	(45,408)	(592,567)

Cash flows from financing activities:
Issuance of shares net of repurchases	(7,940)	(2,091)
Proceeds from notes and term debt financings	—	803,200
Securitization and term debt financing repayments	(294,064)	(827,512)
Debt extinguishment costs	—	(32,835)
Deferred financing costs	(557)	(15,834)
Restricted secured liquidity facility collateral	—	42,000
Secured liquidity facility collateral	—	(42,000)
Restricted cash and cash equivalents related to financing activities	(81,664)	13,815
Security deposits and maintenance payments received	104,787	83,144
Security deposits and maintenance payments returned	(33,975)	(44,577)
Payments for terminated cash flow hedges	—	(33,427)
Dividends paid	(22,565)	(32,402)

Net cash (used in) provided by financing activities	(335,978)	(88,519)

Net increase (decrease) in cash and cash equivalents	(187,947)	(467,081)
Cash and cash equivalents at beginning of period	618,217	654,613

Cash and cash equivalents at end of period	$430,270	$187,532

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Revenues	$170,378	$226,146	$346,567	$402,749

EBITDA	$184,030	$145,558	$346,811	$296,999

Adjusted EBITDA	$183,426	$211,662	$352,002	$381,675

Adjusted net income	$46,040	$47,692	$73,452	$60,952

Adjusted net income allocable to common shares	$45,615	$47,313	$72,906	$60,521
Per common share - Basic	$0.67	$0.59	$1.07	$0.75
Per common share - Diluted	$0.67	$0.59	$1.07	$0.75

Basic common shares outstanding	67,829	80,390	67,863	80,389
Diluted common shares outstanding	67,829	80,390	67,863	80,389

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
	(Dollars in thousands)
Net income	$32,854	$3,136	$55,918	$8,913
Depreciation	72,079	75,784	141,979	149,711
Amortization of net lease discounts and lease incentives	8,709	(414)	15,790	6,177
Interest, net	66,656	60,494	125,808	124,757
Income tax provision	3,732	6,558	7,316	7,441

EBITDA	$184,030	$145,558	$346,811	$296,999
Adjustments:
Impairment of aircraft	—	28,306	6,199	46,569
Loss on extinguishment of debt	—	36,570	—	36,570
Non-cash share based payment expense	1,053	1,228	1,864	2,218
Gain on mark to market of interest rate derivative contracts	(1,657)	—	(2,872)	(681)

Adjusted EBITDA	$183,426	$211,662	$352,002	$381,675

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business. We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
	(Dollars in thousands)
Net income	$32,854	$3,136	$55,918	$8,913
Loss on extinguishment of debt(2)	—	36,570	—	36,570
Loan termination fee(1)	2,954	—	2,954	—
Ineffective portion and termination of hedges(1)	2,003	9	2,131	62
Gain on mark to market of interest rate derivative contracts(2)	(1,657)	—	(2,872)	(681)
Write-off of deferred financing fees(1)	3,825	—	3,825	—
Stock compensation expense(3)	1,053	1,228	1,864	2,218
Term Financing No. 1 hedge loss amortization charges(1)	4,604	3,839	8,887	7,943
Securitization No. 1 hedge loss amortization charges (1)	404	2,910	745	5,927

Adjusted net income	$46,040	$47,692	$73,452	$60,952

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2014		Six Months Ended June 30, 2014
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	80,390	99.21%	80,389	99.29%
Unvested restricted common shares	644	0.79%	572	0.71%

Total weighted-average shares outstanding	81,034	100.00%	80,961	100.00%

Net income allocation
Net income	$3,136	100.00%	$8,913	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(25)	(0.79%)	(63)	(0.71%)

Earnings available to common shares	$3,111	99.21%	$8,850	99.29%

Adjusted net income allocation
Adjusted net income	$47,692	100.00%	$60,952	100.00%
Amounts allocated to unvested restricted shares	(379)	(0.79%)	(431)	(0.71%)

Amounts allocated to common shares	$47,313	99.21%	$60,521	99.29%

(1)	For the three and six months ended June 30, 2014 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2013		Six Months Ended June 30, 2013
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	67,829	99.08%	67,863	99.26%
Unvested restricted common shares	631	0.92%	508	0.74%

Total weighted-average shares outstanding	68,460	100.00%	68,371	100.00%

Net income allocation
Net income	$32,854	100.00%	$55,918	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(303)	(0.92%)	(416)	(0.74%)

Earnings available to common shares	$32,551	99.08%	$55,502	99.26%

Adjusted net income allocation
Adjusted net income	$46,040	100.00%	$73,452	100.00%
Amounts allocated to unvested restricted shares	(425)	(0.92%)	(546)	(0.74%)

Amounts allocated to common shares	$45,615	99.08%	$72,906	99.26%

(1)	For the three and six months ended June 30, 2013 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.